UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

INVESTORS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 JFK Parkway, Short Hills, New Jersey		07078
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 924-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 19, 2012, Investors Bancorp, Inc. (“Investors Bancorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among (i) Investors Bank (“Investors Bank”), Investors Bancorp and Investors Bancorp, MHC (“Investors MHC”), and (ii) Roma Bank (“Roma Bank”), Roma Financial Corporation (“Roma Financial”) and Roma Financial Corporation, MHC (“Roma MHC”). The Merger Agreement provides, among other things, that as a result of the merger of Roma Financial into Investors Bancorp, each outstanding share of Roma Financial’s common stock will convert into the right to receive 0.8653 shares of Investors Bancorp common stock, representing a purchase price of $15.00 per share based on Investors Bancorp’s average closing stock price for the ten-day period ended December 18, 2012. Three members of Roma Financial board of directors will join the boards of directors of Investors Bancorp, Investors Bank and Investors MHC upon consummation of the transactions.

The Merger Agreement has been approved by the boards of directors of each of Investors Bancorp and Roma Financial. Subject to the required approvals of Investors Bancorp and Roma Financial shareholders, requisite regulatory approvals, the effectiveness of the registration statement to be filed by Investors Bancorp with respect to the stock to be issued in the transaction, and other customary closing conditions, the Merger is expected to be completed in the second quarter of 2013.

The Merger Agreement also includes certain termination provisions for both Investors Bancorp and Roma Financial and provides that, in connection with the termination of the Merger Agreement under specified circumstances, Roma Financial may be required to pay Investors Bancorp a termination fee of $12.0 million. Among the termination rights, Roma Financial has the right to terminate the Merger Agreement if (i) the average closing price of Investors Bancorp common stock for a specified period prior to closing of the Merger is less than $14.15 and (ii) Investors Bancorp common stock underperforms a specified peer-group index by more than 20%, subject to Investors Bancorp’s right to increase the exchange ratio to avoid such termination.

The Merger Agreement includes customary representations, warranties and covenants of Roma Financial and Investors Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Investors Bancorp and Roma Financial and are not intended to provide factual, business, or financial information about Investors Bancorp or Roma Financial. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between Investors Bancorp and Roma Financial rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement. Roma Financial has agreed to operate its business in the ordinary course consistent with past practice until the closing of the Merger and not to engage in certain kinds of transactions during such period (without the prior written consent of Investors Bancorp).

The foregoing description of the Merger Agreement are included to provide you with information regarding its terms and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this report by reference. A press release announcing these transactions is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Investors Bancorp presentation relating to these transactions is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit 10.1	Definitive Agreement and Plan of Merger dated as of December 19, 2012 by and among Investors Bank, Investors Bancorp, Inc., Investors Bancorp MHC and Roma Bank, Roma Financial Corporation and Roma Financial, MHC (exhibits omitted)

Exhibit 99.1	Press Release dated December 19, 2012

Exhibit 99.2	Investors Bancorp, Inc. Presentation dated December 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: December 21, 2012	By:	/s/ Thomas F. Splaine, Jr.
Thomas F. Splaine, Jr.
Senior Vice President and Chief Financial Officer (Principal Financial Officer)